CONSENT OF INDEPENDENT ACCOUNTANTS



               We consent to the incorporation by reference in the registration statements of Sepragen Corporation on Form S-8 (File Nos. 33-95182 and 333-11903) of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated February 28, 1997, on our audits of the financial statements of Sepragen Corporation as of December 31, 1996 and 1995, and for the years then ended, which report is included in the Annual Report on Form 10-KSB.










          /s/Coopers & Lybrand L.L.P.
          COOPERS & LYBRAND L.L.P.
          San Francisco, California
          April 4, 1997